EXHIBIT 99.1

FEDERAL TRUST CORPORATION

SIGNS GROUND LEASE FOR LAKE MARY BRANCH

Sanford, Florida (PR Newswire) – October 7, 2004 – Stephen C. Green, Executive Vice President and Chief Operating Officer of Federal Trust Bank reported today that the Bank has executed a ground lease for a new branch site in Lake Mary, Florida. Mr. Green noted “The site is an ideally suited out-parcel in a premier retail plaza at Rinehart Road and Timacuan Blvd. The location of the branch will be an excellent complement to our existing Seminole County branches in Sanford and Casselberry. Lake Mary has a strong demographic profile and should make a positive impact on our franchise as our seventh branch. We expect to begin construction in early 2005 and open the branch by the middle of the year,” noted Mr. Green.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, an FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida. The Company’s common stock is traded on the American Stock Exchange under the symbol “FDT”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this announcement that are subject to risks and uncertainties. When we use any of the words “believes”, “expects”, “anticipates”, “intends”, “may”, or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following: legal and regulatory risks and uncertainties; economic, political and competitive forces affecting our businesses, our markets, our constituencies or our securities; and the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street

Sanford, Florida 32771